Exhibit 99.1

News Release

WARNER L. BAXTER, MARC N. CASPER AND KAREN S. LYNCH JOIN U.S. BANCORP

BOARD OF DIRECTORS

MINNEAPOLIS (October 26, 2015) – U.S. Bancorp (NYSE: USB) announced today that its Board of Directors has elected Warner L. Baxter, Marc N. Casper and Karen S. Lynch as directors of the company. Mr. Baxter and Ms. Lynch will join the board on December 7, 2015, and Mr. Casper will join the Board on March 1, 2016.

Baxter, 54, is the Chairman, President and Chief Executive Officer of Ameren Corporation, a regulated electric and gas utility company serving customers in Missouri and Illinois. He has served Ameren Corporation in various leadership capacities since 1995. Casper, 47, has served as the President and Chief Executive Officer of Thermo Fisher Scientific Inc., a leader in life sciences and healthcare technologies, since 2009. Lynch, 52, is the current President of Aetna Inc., a diversified health care benefits company, and has served in various leadership capacities in health care management and insurance companies during her career.

“Warner, Marc and Karen’s extensive leadership experience makes them valuable additions to our Board of Directors,” said Richard K. Davis, chairman, president and chief executive officer of U.S. Bancorp. “They each bring a unique set of strengths and expertise, from risk management, to successful operations within regulated industries, to financial reporting and accounting matters. We are delighted that Warner, Marc and Karen are becoming members of our Board and are looking forward to benefitting from their contributions and diverse perspectives.”

Minneapolis-based U.S. Bancorp (“USB”), with $416 billion in assets as of September 30, 2015, is the parent company of U.S. Bank National Association, the fifth largest commercial bank in the United States. The Company operates 3,151 banking offices in 25 states and 5,001 ATMs and provides a comprehensive line of banking, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Visit U.S. Bancorp on the web at www.usbank.com.

####

Contacts:
Dana E. Ripley	Sean O’Connor
Media	Investors/Analysts
(612) 303-3167	(612) 303-0778